SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it is registered under and pursuant to the provisions of
Section 8(a) of The Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

                      TT International U.S.A. Feeder Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                      c/o Investors Bank & Trust Company
                      200 Clarendon Street
                      Boston, Massachusetts  02116

TELEPHONE NUMBER (INCLUDING AREA CODE):

                      (44 207) 410-3500

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                      Investors Bank & Trust Company
                      200 Clarendon Street
                      Boston, Massachusetts  02116


                      copies to:

                      Roger P. Joseph
                      Bingham Dana LLP
                      150 Federal Street
                      Boston, Massachusetts  02110


Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes      X                          No

                                     NOTICE

A copy of the Declaration of Trust of TT International U.S.A. Feeder Trust is on file with The Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Registration Statement has been executed on behalf of TT International U.S.A. Feeder Trust by an officer of TT International U.S.A. Feeder Trust as an officer and by its Trustees as trustees and not individually and the obligations of or arising out of this Registration Statement are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of TT International U.S.A. Feeder Trust.

                                   SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in London, England on the 8th day of June, 2000.



                                   TT International U.S.A. Feeder Trust


                                   By:  David J.S. Burnett
                                      ----------------------------------
                                        David J.S. Burnett
                                        President


ATTEST:


Michael Bullock
--------------------------
Michael Bullock
Secretary